Exhibit 99.1

PRESS RELEASE

Playlogic Entertainment Inc, reports first nine months 2009 results

 PLAYLOGIC Q3 2009 NET REVENUES $2.0 MILLION
COMPARED TO $1.1 MILLION IN Q3 2008

Amsterdam / New York, November 23th, 2009 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced its results for the first nine months of 2009, ended September 30.

Net revenues

During the first nine months of 2009 we published 7 new titles across various  platforms including: Age of Pirates II: City of Abandoned Ships (PC), Vertigo (Wii and PC), Pool Hall Pro (Wii and PC), Sudoku Ball Detective® (Wii, PC and DS), Infernal: Hells Vengeance (Xbox360), Aliens in the Attic (Wii, DS, PS2 and PC) and Obscure: The Aftermath on PSP; totaling 14 SKU’s.

For the first nine months, ended September 30, 2009, net revenues showed $6.7 million, compared with $9.4 million in the same period of 2008.

For the three months ended September 30, 2009, net revenues showed $2.0 million compared to $1.1 million in the same period of 2008.

Gross profit

Gross profit for the first nine months of 2009 showed $1.7 million, compared with $4.6 million in the first nine months of 2008. The decrease in gross profit is due to the shift in our strategy and subsequent adjustments to our portfolio. In the previous year a large % of products were published on PC, with fewer SKU’s published on console. This current year (2009) has seen our focus shift onto Next Gen consoles (PS3, Xbox360) as well as other console platforms including DS, DSI, Wii and PSP. The associated increase in cost of goods for the first 9 months of 2009 includes license fees for the console platform holders i.e. (Sony, Microsoft and Nintendo). For the 3rd quarter of 2009 gross profit showed $33,000 compared with $264,000 in the 3rd quarter of 2008.

Operating result

As the strategic outlook for Playlogic shifts to focus on console titles as well as digital distribution and downloadable content, marketing expenses have increased during the first 9 months of 2009 compared to the same period of 2008. Playlogic attended multiple shows and events throughout 2009 including E3 (Los Angeles June 2009) as well as GamesCom (Cologne August 2009), Penny Arcade Expo (New York September 2009), Anime Fest (Seattle October 2009), Eurogamer Expo (London September 2009) and MCM Expo (London October 2009) in order to demonstrate our remaining line-up for 2009, with focus on Obscure: The Aftermath (PSP and PSP-Go) and Fairytale Fights (PS3 and XBOX360) which was released in the fourth quarter of 2009.

As a result our operating result for the first nine months of 2009 showed a loss of $5.6 million compared with a loss of $1.6 million in the first nine months of 2008. For the 3rd quarter of 2009 the operating result showed a loss of $2.9 million compared with a loss of $2.8 million in the 3rd quarter of 2008.

Net Profit/Loss

Net result for the first nine months of 2009 showed a loss of $6.7 million compared with a loss of $2.0 million in the same period of 2008. For the 3rd quarter of 2009 Playlogic made a net loss of $3.2 million compared to a loss of $3.0 million in the 3rd quarter of 2008.

EPS

Fully diluted Earnings per Share for the first nine months showed a loss of $0.11 compared with a loss of $0.05 in the first nine months of 2008. For the 3rd quarter of 2009 fully diluted Earnings per Share showed a loss of $0.06 compared with a loss of $0.07 in the same period in 2008.

Outlook 2009
Due to extending development schedules, in line with maintaining excellence and ensuring Playlogic deliver quality product to the right consumer, several key releases scheduled for Q4 2009 have been postponed. At the end of October 2009, Playlogic have published Fairytale Fights (PS3 and Xbox360) and shipped close to 300,000 units throughout Europe and the USA.

Based on the remaining line-up for 2009, Playlogic will be expanding its development and product offering into 2010 to include digitally distributed titles on PlayStation Network (PSN) and Xbox LIVE Arcade (XBLA), further allowing Playlogic to offer a robust roster of traditional retail products as well as digital offerings.

Based on current shipments, Playlogic expects revenue for the full year 2009 to be in the range of $12.5-$17.5 million ($9 million in 2008).

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 9 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Loana Leatomu
T: +31 20 676 03 04
E: lleatomu@playlogicint.com

For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com.